Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS PROFIT EXCLUDING FACILITY RESTRUCTURING CHARGES FOR THE SECOND QUARTER OF 2019

DALTON, GEORGIA (August 5, 2019) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended June 29, 2019. For the second quarter of 2019, the Company had net sales of $100,394,000 as compared to $106,438,000 in 2018. The Company’s second quarter net sales were down 5.7% as compared to the same period in 2018 while the industry, we estimate, was down similarly. For the second quarter of 2019, the Company had a loss from continuing operations of $1,216,000 or $0.07 per diluted share; however, adjusting for costs associated with facility restructuring and related inventory impairments, the Company had a non-GAAP adjusted profit of $697,000 or $0.04 per share for the second quarter. For the second quarter of 2018, the Company reported a loss of $1,815,000 or $0.12 per diluted share; which on a comparable non-GAAP adjusted basis was a loss of $1,626,000 or $0.10 per share.

Unusual expenses during the period included $1.9 million in restructuring related expenses including a reserve for post termination worker’s compensation expenses related to the closure of our west coast facilities, facility consolidation expenses, and inventory write downs for commercial white dyeable products. We have incurred, through the second quarter of 2019, approximately $17.4 million in costs to implement the Profit Improvement Plan including write downs of related inventory, goodwill and other assets. We estimate the total costs of the Plan and related costs, once complete by the end of 2019, to be $18.2 million. The total cost reductions of these restructuring efforts, once fully implemented, is approximately $18.7 million annually, as compared to our cost structure in 2017 when we began this process.
Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We began our Profit Improvement Plan in late 2017. This Plan included a review of all of our business processes though the primary focus was on the restructuring of our commercial business. Subsequent to our starting this plan, Invista made the decision to exit the production of most piece dyeable yarns for the commercial market. This decision, therefore, caused us to expand the commercial restructuring to be a complete integration of all aspects of the business.
As a result of this action, we have completed the combination of our Atlas and Masland business into one commercial business, now known as Atlas | Masland Contract. In order to accomplish the cost reductions and combine our commercial business, we have expensed over $17 million of restructuring related charges to date which have been reflected in our statements of operations since 2017.
As mentioned above, without these costs in the second quarter, the Company was profitable. Costs related to the plan are nearly complete and will be at a much lower level in the future. We look forward to completing the Profit Improvement Plan in the second half of 2019.
Our residential sales were down 2.6% for second quarter of 2019. Residential soft surface products were down 4.1% while we estimate our segment of the soft surface market was down high single digits. Residential hard surface sales were up 48% while we estimate the industry was up low double digits.
Our strongest residential sales growth was in hard surfaces where we continued gaining traction in the luxury vinyl flooring and engineered wood flooring segments. Our new TRUCOR™ SPC program has begun to gain traction in the market. We will be expanding our Fabrica wood program during the second half of 2019. Our EnVision 6,6™ nylon program continues growing nicely. In the third quarter of 2019, we will continue to expand our placement of this program in the specialty retail channel. Our EnVision 6,6™ nylon products are well styled, and feature type 6,6 nylon for durability, stain, and soil resistance which stands up to the most demanding applications.

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The Dixie Group Reports Second Quarter 2019 Results

August 5, 2019

In April 2019, we launched Masland California Classics. This collection of 16 styles is finished and distributed out of our Santa Ana, California facility. In our Dixie Home line, we are expanding the Pacific Living Quick ship program, growing our footprint from 10 to 19 styles with new retail displays and updated colors. Our Masland and Dixie Home customers in the western United States will benefit from these program expansions.
Our commercial business in the second quarter was down 13.7% while the industry we believe was up the in the low single digits. Our commercial team has a number of new offerings for 2019 with particular emphasis on new modular carpet tile offerings. Our new Sustaina™ modular carpet tile backing system, a PVC and polyurethane free backing system, was created for the specifier who desires both the most sustainable construction and performance in high relative humidity environments, thus allowing quicker installation on new concrete surfaces. The Crafted Collection will launch in the third quarter of 2019 using this new backing system. Further, Crafted will have over 80% recycled content with 100% recycled content in the face fiber,” Frierson concluded.
Our gross profit for the second quarter of 2019 was 23.4% of net sales as compared to a gross profit of 23.6% in the second quarter of 2018. Included in our cost of sales for the period was $202 thousand in inventory write downs related to our restructuring. We are still running high backlogs in our commercial business as we overcome the effects of moving our commercial tufting operations from the west coast to our Atmore, Alabama facility. We anticipate those to be back to normal later this summer.
Selling and administrative expenses for the second quarter of 2019 were 21.0% of net sales, a decrease of 1.4 percentage points from our level of 22.4% in the second quarter of 2018. The decrease in our selling and administrative costs is primarily due to the Profit Improvement Plan we initiated in the fourth quarter of 2017 as we consolidated our two commercial management businesses and streamlined other costs throughout the Company. We had $1.7 million in expenses related to our Profit Improvement Plan during the period. The bulk of the expense was related to post termination worker’s compensation claims. We are objecting to these post termination worker’s compensation cases vigorously as we believe they are without merit. Other unusually high expenses during the period were medical costs associated with our traditional preferred provider network medical plans. One of these medical plans is being replaced in August of this year, and the other plan will be replaced later in 2019 with a more cost efficient plan.

Our receivables increased $3.9 million during the second quarter of 2019 due to our normal seasonal patterns. Our inventories increased $343 thousand due to normal seasonal fluctuations. Our annual capital expenditures for 2019 are planned at a level of approximately $4 million. For the first half of 2019 our capital expenditures, including those financed through capital leases, were $2.2 million as compared to depreciation and amortization of $5.9 million. Interest expense was up due to higher interest rates from a year ago. Availability under our lines of credit was $10.1 million at the end of the period. Our debt decreased $5.5 million during the quarter and is down $11.0 million from a year ago at this time.
Our residential business continues to outperform our commercial business, though we are confident that our commercial reorganization is proving successful.
A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/. The simulcast will begin at approximately 11:00 a.m. Eastern Time on August 5, 2019. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 4386915 at least ten minutes before the appointed time. A seven day telephonic replay will be available two hours after the call ends by dialing 855-859-2056 and entering 4386915 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Second Quarter 2019 Results

August 5, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

NET SALES	$100,394	$106,438	$189,001	$205,297
Cost of sales	76,901	81,294	146,589	158,573
GROSS PROFIT	23,493	25,144	42,412	46,724
Selling and administrative expenses	21,114	23,802	42,774	46,921
Other operating expense, net	80	1,507	108	1,267
Facility consolidation and severance expenses, net	1,725	190	3,816	406
Impairment of assets	—	—	3	—
OPERATING INCOME (LOSS)	574	(355)	(4,289)	(1,870)
Interest expense	1,717	1,642	3,437	3,176
Other (income) expense, net	4	1	(38)	3
Loss from continuing operations before taxes	(1,147)	(1,998)	(7,688)	(5,049)
Income tax provision (benefit)	34	(26)	134	(192)
Loss from continuing operations	(1,181)	(1,972)	(7,822)	(4,857)
Income (loss) from discontinued operations, net of tax	(35)	157	(66)	135
NET LOSS	$(1,216)	$(1,815)	$(7,888)	$(4,722)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.07)	$(0.13)	$(0.49)	$(0.31)
Discontinued operations	(0.00)	0.01	(0.00)	0.01
Net loss	$(0.07)	$(0.12)	$(0.49)	$(0.30)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.07)	$(0.13)	$(0.49)	$(0.31)
Discontinued operations	(0.00)	0.01	(0.00)	0.01
Net loss	$(0.07)	$(0.12)	$(0.49)	$(0.30)

Weighted-average shares outstanding:
Basic	15,885	15,763	15,847	15,739
Diluted	15,885	15,763	15,847	15,739

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The Dixie Group Reports Second Quarter 2019 Results

August 5, 2019

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 29, 2019	December 29, 2018
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$20	$18
Receivables, net	47,362	42,542
Inventories, net	104,166	105,195
Prepaids and other current assets	6,529	5,204
Total Current Assets	158,077	152,959

Property, Plant and Equipment, Net	80,451	84,111
Operating Lease Right-Of-Use Assets	8,393	—
Other Assets	17,258	15,708
TOTAL ASSETS	$264,179	$252,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$27,521	$17,779
Accrued expenses	31,018	30,852
Current portion of long-term debt	6,345	7,794
Current portion of operating lease liabilities	1,973	—
Total Current Liabilities	66,857	56,425

Long-Term Debt	120,805	120,251
Operating Lease Liabilities	6,831	—
Other Long-Term Liabilities	19,296	17,118
Stockholders' Equity	50,390	58,984
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$264,179	$252,778

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The Dixie Group Reports Second Quarter 2019 Results

August 5, 2019

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and prior period results, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. In considering our supplemental financial measures, investors should bear in mind that other companies that report or describe similarly titled financial measures may calculate them differently. Accordingly, investors should exercise appropriate caution in comparing our supplemental financial measures to similarly titled financial measures reported by other companies.

Non-GAAP Summary

	Three Months Ended
	June 29, 2019	June 30, 2018
Net loss as reported	$(1,216)	$(1,815)
Inventory write-downs related to Profit Improvement Plan	202	—
Facility consolidation and severance expenses, net	1,725	190
Tax effect	(14)	(1)
Profit (loss)	$697	$(1,626)
Diluted shares	15,980	15,763
Adjusted profit (loss) per diluted share	$0.04	$(0.10)

Further non-GAAP reconciliation data are available at www.thedixiegroup.com under the Investor Relations section.

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